Exhibit 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve_wold@atk.com

ATK ANNOUNCES PRICING OF $300 MILLION
CONVERTIBLE SENIOR SUBORDINATED NOTES

Minneapolis, September 7, 2006 – ATK (Alliant Techsystems, NYSE:  ATK) today announced the pricing of its offering of $300 million aggregate principal amount of its 2.75 percent convertible senior subordinated notes due 2011 in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), including $30 million aggregate principal amount of such notes pursuant an over-allotment option exercised by the initial purchasers.  The private placement is expected to close on September 12, 2006, subject to customary closing conditions.

The notes will be unsecured, senior subordinated obligations of the Company and will, subject to certain limitations, be guaranteed on a senior subordinated basis by substantially all of the Company’s existing subsidiaries.  The notes will be convertible upon satisfaction of certain conditions.  Upon conversion, the holder will receive an amount in cash and, in certain circumstances at the option of ATK, shares of its common stock, at a conversion rate of 10.3617 shares per $1,000 principal amount of notes, subject to adjustment.  Interest will accrue on the notes at a rate of 2.75 percent per annum.  Holders of the notes will, upon the occurrence of certain events, have the right to require the Company to repurchase all or some of their notes.  The notes will mature on September 15, 2011.

ATK intends to use the proceeds from the offering (a) to purchase approximately $100 million of shares of ATK common stock and (b) to make a contribution to its defined benefit pension plan and for other general corporate purposes.  In addition, simultaneous with the offering of the notes, ATK intends to enter into convertible note hedge transactions with one or more of the initial purchasers of the notes.  The convertible note hedge transactions are intended to offset potential dilution to ATK’s common stock upon potential future conversion of the notes.  ATK will pay expenses of the offering and the related convertible note hedge transactions through existing cash on hand and other borrowings.

ATK also expects to enter into separate warrant transactions with one or more of the initial purchasers of the notes.  In connection with the convertible note hedge and warrant transactions, affiliates of the initial purchasers that are a party to those transactions have advised ATK that they will purchase ATK’s common stock in secondary market transactions and may enter into various over-the-counter derivative transactions with respect to ATK’s common stock concurrently with or following pricing of the notes.

These securities have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The statements in this press release regarding the use of proceeds of the offering and certain other information discussed in this press release constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected.  For further information on factors that could impact the Company, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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